Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Amneal Pharmaceuticals, Inc. for the registration of 215,076,770 shares of its Class A common stock and to the incorporation by reference therein of our report dated March 1, 2019, with respect to the consolidated financial statements of Amneal Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 1, 2019